Exhibit 99.2

800 Boylston Street

Boston, MA 02199

AT THE COMPANY

Michael LaBelle

Executive Vice President,

Chief Financial Officer and Treasurer

(617) 236-3352

Arista Joyner

Investor Relations Manager

(617) 236-3343

BOSTON PROPERTIES ANNOUNCES

FOURTH QUARTER 2015 RESULTS

Reports diluted FFO per share of $1.28                     Reports diluted EPS of $0.90

BOSTON, MA, February 3, 2016—Boston Properties, Inc. (NYSE: BXP), a real estate investment trust, reported results today for the fourth quarter ended December 31, 2015.

Results for the quarter ended December 31, 2015

Funds from Operations (FFO) for the quarter ended December 31, 2015 were $197.3 million, or $1.28 per share basic and $1.28 per share diluted. This compares to FFO for the quarter ended December 31, 2014 of $193.2 million, or $1.26 per share basic and $1.26 per share diluted. The weighted average number of basic and diluted shares outstanding totaled approximately 153,602,000 and 153,897,000, respectively, for the quarter ended December 31, 2015 and 153,128,000 and 153,550,000, respectively, for the quarter ended December 31, 2014.

The Company’s reported FFO of $1.28 per share diluted was less than the guidance previously provided of $1.39-$1.41 per share diluted primarily due to the loss from early extinguishment of debt of $0.13 per share associated with the defeasance of the mortgage loan collateralized by 100 & 200 Clarendon Street offset by better than expected portfolio operations of $0.01 per share.

Net income available to common shareholders was $137.9 million for the quarter ended December 31, 2015, compared to $174.5 million for the quarter ended December 31, 2014. Net income available to common shareholders per share (EPS) for the quarter ended December 31, 2015 was $0.90 basic and $0.90 on a diluted basis. This compares to EPS for the quarter ended December 31, 2014 of $1.14 basic and $1.14 on a diluted basis. Net income available to common shareholders for the quarter ended December 31, 2015 includes gains on sales of real estate aggregating approximately $81.3 million, or $0.48 per share basic and $0.48 per share on a diluted basis, compared to $126.1 million, or $0.73 per share basic and $0.73 per share on a diluted basis, for the quarter ended December 31, 2014.

Results for the year ended December 31, 2015

FFO for the year ended December 31, 2015 was $823.7 million, or $5.37 per share basic and $5.36 per share diluted. This compares to FFO for the year ended December 31, 2014 of $807.5 million, or $5.27 per share basic and $5.26 per share diluted. The weighted average number of basic and diluted shares outstanding totaled 153,471,000 and 153,844,000, respectively, for the year ended December 31, 2015 and 153,089,000 and 153,620,000, respectively, for the year ended December 31, 2014.

Net income available to common shareholders was $572.6 million for the year ended December 31, 2015, compared to $433.1 million for the year ended December 31, 2014. EPS for the year ended December 31, 2015 was $3.73 basic and $3.72 on a diluted basis. This compares to EPS for the year ended December 31, 2014 of $2.83 basic and $2.83 on a diluted basis.

The reported results are unaudited and there can be no assurance that these reported results will not vary from the final information for the quarter and year ended December 31, 2015. In the opinion of management, all adjustments considered necessary for a fair presentation of these reported results have been made.

As of December 31, 2015, the Company’s portfolio consisted of 168 properties aggregating approximately 46.5 million square feet, including 11 properties under construction/redevelopment totaling approximately 4.6 million square feet. The overall percentage of leased space for the 154 properties in service (excluding the Company’s two residential properties and hotel) as of December 31, 2015 was 91.4%.

Significant events during the fourth quarter included:

•	The Company entered into a forward-starting interest rate swap contract, which fixed the ten-year swap rate on a notional amount of $25.0 million. The Company has now entered into forward-starting interest rate swap contracts which fix the ten-year swap rate at a weighted-average rate of approximately 2.423% per annum on notional amounts aggregating $550.0 million. The interest rate swap contracts were entered into in advance of a financing with a target commencement date in September 2016 and maturity in September 2026.

767 Fifth Partners LLC (the consolidated entity in which the Company has a 60% interest and that owns 767 Fifth Avenue (the General Motors Building) in New York City) entered into forward-starting interest rate swap contracts, including two contracts entered into subsequent to December 31, 2015, which fix the ten-year swap rate on notional amounts aggregating $200.0 million. 767 Fifth Partners LLC has now entered into forward-starting interest rate swap contracts which fix the 10-year swap rate at a weighted-average rate of approximately 2.619% per annum on notional amounts aggregating $450.0 million. These interest rate swap contracts were entered into in advance of a financing with a target commencement date in June 2017 and maturity in June 2027.

•	On October 1, 2015, the Company used available cash to repay the mortgage loan collateralized by its Kingstowne Two and Kingstowne Retail properties located in Alexandria, Virginia totaling approximately $29.8 million. The mortgage loan bore interest at a fixed rate of 5.99% per annum and was scheduled to mature on January 1, 2016. There was no prepayment penalty.

•	On October 1, 2015, the Company completed the sale of a parcel of land within its Washingtonian North property located in Gaithersburg, Maryland for a gross sale price of approximately $13.3 million. Net cash proceeds, which included reimbursements for certain infrastructure costs, totaled approximately $13.8 million, resulting in a gain on sale of real estate totaling approximately $2.0 million. The parcel sold consisted of approximately 5.8 acres of the Company’s approximately 18.3 acre property.

•	On October 22, 2015, a joint venture in which the Company has a 50% interest commenced construction of the Hub on Causeway at North Station containing approximately 385,000 net rentable square feet of retail and office space located in Boston, Massachusetts.

•	On October 26, 2015, the Company entered into an agreement to sell its Reston Eastgate property located in Reston, Virginia. Reston Eastgate is a parcel of land containing approximately 21.7 acres located at 11011 Sunset Hills Road. The Company also entered into a development management agreement with the buyer to develop the site into a Class A office property totaling approximately 190,000 net rentable square feet and associated parking garage. The Company expects that the sale will close by the end of the fourth quarter of 2017. However, the sale is subject to final zoning approvals and the satisfaction of customary closing conditions and there can be no assurance that the sale will be consummated on the terms currently contemplated or at all. Pending the completion of the sale, the Company has agreed with the buyer not to disclose the purchase price and other monetary terms of the transaction.

•	On November 1, 2015, the Company completed and fully placed in-service 535 Mission Street, a Class A office project with approximately 307,000 net rentable square feet located in San Francisco, California. The property is 99% leased.

•	On November 1, 2015, the Company completed and fully placed in-service The Point (formerly 99 Third Avenue), a retail project with approximately 16,000 net rentable square feet located in Waltham, Massachusetts. The property is 85% leased.

•	On December 2, 2015, the Company completed and fully placed in-service 690 Folsom Street, an office and retail project with approximately 26,000 net rentable square feet located in San Francisco, California. The property is 100% leased.

•	On December 15, 2015, the Company legally defeased the mortgage loan collateralized by its 100 & 200 Clarendon Street (formerly known as the John Hancock Tower and Garage) properties located in Boston, Massachusetts. The mortgage loan had an outstanding principal balance of $640.5 million, bore interest at a fixed rate of 5.68% per annum and was scheduled to mature on January 6, 2017. The cash required for the defeasance was approximately $667.3 million. As a result of the defeasance, the Company recognized a loss from early extinguishment of debt of approximately $22.0 million, consisting of approximately $26.8 million, which is the difference between the purchase price for the U.S. government securities acquired for the defeasance and the outstanding principal balance of the mortgage loan, and approximately $1.4 million of unamortized deferred financing costs, offset by approximately $4.8 million from the acceleration of the remaining balance of the historical fair value debt adjustment and approximately $1.4 million of accrued interest expense through the effective date of the defeasance.

•	On December 17, 2015, the Company completed the sale of its Innovation Place property for a gross sale price of $207.0 million. Net cash proceeds totaled approximately $199.3 million, resulting in a gain on sale of real estate totaling approximately $79.1 million. Innovation Place, located in San Jose, California, is a 26-acre site with one occupied and three vacant existing office buildings and a total of approximately 574,000 square feet (approximately 463,000 square feet of which are vacant) located at 3100-3130 Zanker Road. The remainder of the site is currently used for 1,699 surface parking spaces, but the land supports an additional 537,000 square feet of office/R&D development and two parking structures with a total of approximately 3,000 parking spaces.

•	On December 17, 2015, the Company announced that its Board of Directors declared a special cash dividend of $1.25 per common share, in addition to the Company’s regular quarterly dividend of $0.65 per common share, which was paid on January 28, 2016 to shareholders of record as of the close of business on December 31, 2015. The decision to declare a special dividend was primarily a result of the sale of approximately $584 million of assets in 2015. The Board of Directors did not make any change to the Company’s policy with respect to regular quarterly dividends. The payment of the regular quarterly dividend of $0.65 per share plus the special dividend of $1.25 per share resulted in a total payment of $1.90 per share on January 28, 2016. Holders of common units of limited partnership interest in Boston Properties Limited Partnership, the Company’s Operating Partnership, as of the close of business on December 31, 2015 received the same total distribution per unit on January 28, 2016.

•	On December 22, 2015, a joint venture in which the Company has a 50% interest completed and fully placed in-service Annapolis Junction Building Eight, a Class A office project with approximately 126,000 net rentable square feet located in Annapolis, Maryland. The property is 0% leased.

Transactions completed subsequent to December 31, 2015:

•	On January 20, 2016, the Company’s Operating Partnership completed a public offering of $1.0 billion in aggregate principal amount of its 3.650% senior unsecured notes due 2026. The notes were priced at 99.708% of the principal amount to yield an effective rate (including financing fees) of 3.766% to maturity. The notes will mature on February 1, 2026, unless earlier redeemed. The aggregate net proceeds from the offering were approximately $988.9 million after deducting underwriting discounts and estimated transaction expenses.

•	On January 25, 2016, the Company’s Compensation Committee approved the 2016 Multi-Year, Long-Term Incentive Program (the “2016 MYLTIP”) as a performance-based component of the Company’s overall compensation program. The Company currently expects that under the Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) 718 “Compensation—Stock Compensation,” the 2016 MYLTIP will have an aggregate value of approximately $17.3 million, which amount will generally be amortized into earnings over the four-year plan period under the graded vesting method and has been reflected in the 2016 guidance below.

•	On February 1, 2016, the Company completed the sale of its 415 Main Street property (formerly Seven Cambridge Center) located in Cambridge, Massachusetts to MIT for a gross sale price of approximately $105.4 million. As part of its lease signed on July 14, 2004, MIT was granted a fixed price option to purchase the building at the beginning of the 11th lease year, which option was exercised by MIT on October 22, 2014. 415 Main Street is an office/technical property with approximately 231,000 net rentable square feet occupied by the Broad Institute.

•	On February 3, 2016, the Company entered into a lease termination agreement with a tenant for an approximately 85,000 square foot lease at its 250 West 55th Street property located in New York City. The lease was scheduled to expire on February 28, 2035. In consideration for the termination of the lease, the tenant paid the Company approximately $45.0 million, which will be recognized in the first quarter of 2016. The termination income and the corresponding reduction in rental revenue in future quarters are reflected in the 2016 guidance below.

EPS and FFO per Share Guidance:

The Company’s guidance for the first quarter and full year 2016 for EPS (diluted) and FFO per share (diluted) is set forth and reconciled below. Except as described below, the estimates reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of the events referenced in this release and otherwise referenced during the conference call referred to below. The estimates do not include possible future gains or losses or the impact on operating results from other possible future property acquisitions or dispositions, other possible capital markets activity or possible future impairment charges. EPS estimates may be subject to fluctuations as a result of several factors, including changes in the recognition of depreciation and amortization expense and any gains or losses associated with disposition activity. The Company is not able to assess at this time the potential impact of these factors on projected EPS. By definition, FFO does not include real estate-related depreciation and amortization, impairment losses or gains or losses associated with disposition activities. There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth below.

As shown below, the Company has updated its guidance for FFO per share (diluted) for the full year 2016 to $5.78 - $5.93 per share from $5.50 - $5.70 per share. The updated guidance reflects, when compared to the Company’s prior guidance, an increase in net operating income from the Company’s property portfolio of $0.05 per share and an increase from termination income, net of a reduction in rental income, from a tenant at 250 West 55th Street of $0.21 per share.

	First Quarter 2016		Full Year 2016
	Low	High	Low	High
Projected EPS (diluted)	$1.05	$1.07	$2.68	$2.83
Add:
Projected Company Share of Real Estate Depreciation and Amortization	0.89	0.89	3.45	3.45
Less:
Projected Company Share of Gains on Sales of Real Estate	0.35	0.35	0.35	0.35

Projected FFO per Share (diluted)	$1.59	$1.61	$5.78	$5.93

Boston Properties will host a conference call on Thursday, February 4, 2016 at 10:00 AM Eastern Time, open to the general public, to discuss the fourth quarter and full year 2015 results, the 2016 projections and related assumptions, and other related matters that may be of interest to investors. The number to call for this interactive teleconference is (877) 706-4503 (Domestic) or (281) 913-8731 (International) and entering the passcode 23619190. A replay of the conference call will be available through February 19, 2016, by dialing (855) 859-2056 (Domestic) or (404) 537-3406 (International) and entering the passcode 23619190. There will also be a live audio webcast of the call which may be accessed on the Company’s website at www.bostonproperties.com in the Investor Relations section. Shortly after the call a replay of the webcast will be available in the Investor Relations section of the Company’s website and archived for up to twelve months following the call.

Additionally, a copy of Boston Properties’ fourth quarter 2015 “Supplemental Operating and Financial Data” and this press release are available in the Investor Relations section of the Company’s website at www.bostonproperties.com.

Boston Properties is a fully integrated, self-administered and self-managed real estate investment trust that develops, redevelops, acquires, manages, operates and owns a diverse portfolio of Class A office space, one hotel, four residential properties and five retail properties. The Company is one of the largest owners and developers of Class A office properties in the United States, concentrated in four markets—Boston, New York, San Francisco and Washington, DC.

This press release contains forward-looking statements within the meaning of the Federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects” and similar expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond Boston Properties’ control and could materially affect actual results, performance or achievements. These factors include, without limitation, the Company’s ability to satisfy the closing conditions to the pending transactions described above, the Company’s ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development, acquisition and disposition activity, the ability to effectively integrate acquisitions, the uncertainties of investing in new markets, the costs and availability of financing, the effectiveness of our interest rate hedging contracts, the ability of our joint venture partners to satisfy their obligations, the effects of local, national and international economic and market conditions, the effects of acquisitions, dispositions and possible impairment charges on our operating results, the impact of newly adopted accounting principles on the Company’s accounting policies and on period-to-period comparisons of financial results, regulatory changes and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Boston Properties does not undertake a duty to update or revise any forward-looking statement, including its guidance for the first quarter and full fiscal year 2016, whether as a result of new information, future events or otherwise.

Financial tables follow.

BOSTON PROPERTIES, INC. CONSOLIDATED BALANCE SHEETS (Unaudited )
	December 31, 2015	December 31, 2014
	(in thousands, except for share and par value amounts)
ASSETS
Real estate, at cost	$18,465,405	$18,231,978
Construction in progress	763,935	736,311
Land held for future development	252,195	268,114
Less: accumulated depreciation	(3,925,894)	(3,547,659)

Total real estate	15,555,641	15,688,744
Cash and cash equivalents	723,718	1,763,079
Cash held in escrows	73,790	487,321
Investments in securities	20,380	19,459
Tenant and other receivables (net of allowance for doubtful accounts of $1,197 and $1,142, respectively)	97,865	46,595
Accrued rental income (net of allowance of $2,775 and $1,499, respectively)	754,883	691,999
Deferred charges, net	732,837	831,744
Prepaid expenses and other assets	185,118	164,432
Investments in unconsolidated joint ventures	235,224	193,394

Total assets	$18,379,456	$19,886,767

LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable	$3,438,714	$4,309,484
Unsecured senior notes (net of discount of $10,683 and $12,296, respectively)	5,289,317	5,287,704
Unsecured line of credit	—	—
Mezzanine notes payable	308,482	309,796
Outside members’ notes payable	180,000	180,000
Accounts payable and accrued expenses	274,709	243,263
Dividends and distributions payable	327,320	882,472
Accrued interest payable	190,386	163,532
Other liabilities	483,601	502,255

Total liabilities	10,492,529	11,878,506

Commitments and contingencies	—	—

Noncontrolling interests:
Redeemable preferred units of the Operating Partnership	—	633

Redeemable interest in property partnership	—	104,692

Equity:
Stockholders’ equity attributable to Boston Properties, Inc.:
Excess stock, $.01 par value, 150,000,000 shares authorized, none issued or outstanding	—	—
Preferred stock, $.01 par value, 50,000,000 shares authorized; 5.25% Series B cumulative redeemable preferred stock, $.01 par value, liquidation preference $2,500 per share, 92,000 shares authorized, 80,000 shares issued and outstanding at December 31, 2015 and December 31, 2014	200,000	200,000
Common stock, $.01 par value, 250,000,000 shares authorized, 153,658,866 and 153,192,845 issued and 153,579,966 and 153,113,945 outstanding at December 31, 2015 and December 31, 2014, respectively	1,536	1,531
Additional paid-in capital	6,305,687	6,270,257
Dividends in excess of earnings	(780,952)	(762,464)
Treasury common stock at cost, 78,900 shares at December 31, 2015 and December 31, 2014	(2,722)	(2,722)
Accumulated other comprehensive loss	(14,114)	(9,304)

Total stockholders’ equity attributable to Boston Properties, Inc.	5,709,435	5,697,298
Noncontrolling interests:
Common units of the Operating Partnership	603,092	603,171
Property partnerships	1,574,400	1,602,467

Total equity	7,886,927	7,902,936

Total liabilities and equity	$18,379,456	$19,886,767

BOSTON PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014
	(in thousands, except for per share amounts)
Revenue
Rental
Base rent	$493,141	$484,011	$1,964,732	$1,886,339
Recoveries from tenants	88,576	85,946	355,508	339,365
Parking and other	25,132	25,724	101,981	102,593

Total rental revenue	606,849	595,681	2,422,221	2,328,297
Hotel revenue	10,939	10,907	46,046	43,385
Development and management services	6,452	7,119	22,554	25,316

Total revenue	624,240	613,707	2,490,821	2,396,998

Expenses
Operating
Rental	216,642	211,077	872,252	835,290
Hotel	7,888	7,539	32,084	29,236
General and administrative	24,300	23,172	96,319	98,937
Transaction costs	470	640	1,259	3,140
Depreciation and amortization	164,460	162,430	639,542	628,573

Total expenses	413,760	404,858	1,641,456	1,595,176

Operating income	210,480	208,849	849,365	801,822
Other income (expense)
Income from unconsolidated joint ventures	2,211	2,700	22,770	12,769
Interest and other income	440	1,924	6,777	8,765
Gains (losses) from investments in securities	493	387	(653)	1,038
Interest expense	(106,178)	(117,904)	(432,196)	(455,743)
Losses from early extinguishments of debt	(22,040)	(10,633)	(22,040)	(10,633)

Income before gains on sales of real estate	85,406	85,323	424,023	358,018
Gains on sales of real estate	81,332	126,102	375,895	168,039

Net income	166,738	211,425	799,918	526,057
Net income attributable to noncontrolling interests
Noncontrolling interests in property partnerships	(10,143)	(13,088)	(149,855)	(30,561)
Noncontrolling interest—redeemable preferred units of the Operating Partnership	—	(9)	(6)	(1,023)
Noncontrolling interest—common units of the Operating Partnership	(16,098)	(21,172)	(66,951)	(50,862)

Net income attributable to Boston Properties, Inc.	140,497	177,156	583,106	443,611
Preferred dividends	(2,646)	(2,646)	(10,500)	(10,500)

Net income attributable to Boston Properties, Inc. common shareholders	$137,851	$174,510	$572,606	$433,111

Basic earnings per common share attributable to Boston Properties, Inc. common shareholders:
Net income	$0.90	$1.14	$3.73	$2.83

Weighted average number of common shares outstanding	153,602	153,128	153,471	153,089

Diluted earnings per common share attributable to Boston Properties, Inc. common shareholders:
Net income	$0.90	$1.14	$3.72	$2.83

Weighted average number of common and common equivalent shares outstanding	153,897	153,550	153,844	153,308

BOSTON PROPERTIES, INC.

FUNDS FROM OPERATIONS (1)

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014
	(in thousands, except for per share amounts)
Net income attributable to Boston Properties, Inc. common shareholders	$137,851	$174,510	$572,606	$433,111
Add:
Preferred dividends	2,646	2,646	10,500	10,500
Noncontrolling interest—common units of the Operating Partnership	16,098	21,172	66,951	50,862
Noncontrolling interest—redeemable preferred units of the Operating Partnership	—	9	6	1,023
Noncontrolling interests in property partnerships	10,143	13,088	149,855	30,561
Less:
Gains on sales of real estate	81,332	126,102	375,895	168,039

Income before gains on sales of real estate	85,406	85,323	424,023	358,018
Add:
Real estate depreciation and amortization (2)	167,968	166,665	644,595	646,463
Less:
Noncontrolling interests in property partnerships’ share of funds from operations	30,828	33,866	139,569	93,864
Noncontrolling interest—redeemable preferred units of the Operating Partnership	—	9	6	1,023
Preferred dividends	2,646	2,646	10,500	10,500

Funds from operations (FFO) attributable to the Operating Partnership common unitholders (including Boston Properties, Inc.)	219,900	215,467	918,543	899,094
Less:
Noncontrolling interest—common units of the Operating Partnership’s share of funds from operations	22,561	22,281	94,828	91,588

Funds from operations attributable to Boston Properties, Inc. common shareholders	$197,339	$193,186	$823,715	$807,506

Boston Properties, Inc.’s percentage share of funds from operations—basic	89.74%	89.66%	89.68%	89.81%

Weighted average shares outstanding—basic	153,602	153,128	153,471	153,089

FFO per share basic	$1.28	$1.26	$5.37	$5.27

Weighted average shares outstanding—diluted	153,897	153,550	153,844	153,620

FFO per share diluted	$1.28	$1.26	$5.36	$5.26

(1)	Pursuant to the revised definition of Funds from Operations adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), we calculate Funds from Operations, or “FFO,” by adjusting net income (loss) attributable to Boston Properties, Inc. common shareholders (computed in accordance with GAAP, including non-recurring items) for gains (or losses) from sales of properties, impairment losses on depreciable real estate of consolidated real estate, impairment losses on investments in unconsolidated joint ventures driven by a measurable decrease in the fair value of depreciable real estate held by the unconsolidated joint ventures, real estate related depreciation and amortization, and after adjustment for unconsolidated partnerships and joint ventures. FFO is a non-GAAP financial measure. The use of FFO, combined with the required primary GAAP presentations, has been fundamentally beneficial in improving the understanding of operating results of REITs among the investing public and making comparisons of REIT operating results more meaningful. Management generally considers FFO to be a useful measure for reviewing our comparative operating and financial performance because, by excluding gains and losses related to sales of previously depreciated operating real estate assets, impairment losses and real estate asset depreciation and amortization (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently.

FFO should not be considered as an alternative to net income attributable to Boston Properties, Inc. common shareholders (determined in accordance with GAAP) as an indication of our performance. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and is not a measure of liquidity or an indicator of our ability to make cash distributions. We believe that to further understand our performance, FFO should be compared with our reported net income attributable to Boston Properties, Inc. and considered in addition to cash flows in accordance with GAAP, as presented in our consolidated financial statements.

(2)	Real estate depreciation and amortization consists of depreciation and amortization from the Consolidated Statements of Operations of $164,460, $162,430, $639,542 and $628,573 and our share of unconsolidated joint venture real estate depreciation and amortization of $3,994, $4,582, $6,556 and $19,251, less corporate-related depreciation and amortization of $486, $347, $1,503 and $1,361 for the three months and years ended December 31, 2015 and 2014, respectively.

BOSTON PROPERTIES, INC.

PORTFOLIO LEASING PERCENTAGES

	% Leased by Location
	December 31, 2015	December 31, 2014
Boston	90.6%	91.4%
New York	91.5%	90.9%
San Francisco	93.8%	88.3%
Washington, DC	91.0%	94.8%

Total Portfolio	91.4%	91.7%

	% Leased by Type
	December 31, 2015	December 31, 2014
Class A Office Portfolio	91.7%	91.8%
Office/Technical Portfolio	84.2%	87.7%

Total Portfolio	91.4%	91.7%